Exhibit 99.1

Contacts:

Ligand Pharmaceuticals Incorporated	LHA
John Higgins, President and CEO	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100
@Ligand_LGND	@LHA_IR_PR

Ligand Pharmaceuticals Reports First Quarter Results

Webcast with Slides and Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO (May 2, 2012) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the first quarter ended March 31, 2012, and provided an operating forecast and program updates.

“2012 has opened strong for Ligand and our partnered programs. GSK has confirmed the planned sNDA filing for Promacta in Hepatitis C based on the positive Phase 3 ENABLE Trials. This is a significant development particularly given the growth trend of recent sales for Promacta and the potential for further market expansion,” said John Higgins, President and Chief Executive Officer of Ligand. “ONYX is set for an ODAC panel meeting next month, Pfizer announced they will soon be filing an NDA for Aprela and Merck recently updated they will initiate Phase 3 trials for the important cancer drug dinaciclib. In addition, we closed three licensing deals in the past few months, see a strong book of orders for Captisol this year, and project being profitable and cash-flow positive on operations in 2012.”

Financial Results

Total revenues from continuing operations for the first quarter of 2012 were $5.6 million, compared with $3.9 million for the same period in 2011. The increase was primarily due to higher Promacta royalties and license revenues.

Total operating costs and expenses from continuing operations in the first quarter of 2012 were $6.4 million, compared with $5.8 million in the first quarter of 2011. Cost of goods sold was $0.2 million for the first quarter of 2012, compared to $0.5 million for the first quarter of 2011. Research and development expenses increased by $0.8 million compared with the first quarter of 2011, primarily due to increased spending on internal projects. General and administrative expenses were essentially flat this quarter compared to the same quarter a year ago. The Company also recorded $0.2 million of other income in the first quarter of 2012 compared with $2.1 million of other expense for the first quarter of 2011, primarily related to the change in fair value of its liability for contingent value rights.

The Company recorded an income tax benefit from continuing operations in the first quarter of 2012 of $35,000, compared to $13.6 million in the first quarter of 2011. The income tax benefit recorded in the first quarter of 2011 was due to the release of a portion of the Company’s valuation allowance against deferred tax assets which can be used to offset deferred tax liabilities recorded in connection with the acquisition of CyDex.

Net income in the first quarter of 2012 was $1.4 million, or $0.07 per share, compared with $10.0 million, or $0.51 per share, in the first quarter of 2011. Net income and EPS in the first quarter of 2011 was driven mostly by the recognition of the one-time income tax benefit. The loss from continuing operations in the first quarter of 2012 was $0.5 million, or ($0.03) per share, compared with income from continuing operations of $10.0 million, or $0.51 per share, in the first quarter of 2011. Income from discontinued operations, net of income taxes in the first quarter of 2012 was $1.9 million, or $0.10 per share, compared with income from discontinued operations of $4,000, or $0.00 per share, in the first quarter of 2011.

As of March 31, 2012, Ligand had cash, cash equivalents, short-term investments and restricted investments of $12.6 million. During the quarter, the Company reduced its borrowings by $1.0 million and paid out $4.5 million that CVR holders were entitled to as part of a past acquisition.

Select Business and Program Highlights

The following is a summary of business and key program highlights from the first quarter of 2012, as well as recent events:

•	Ligand partner GlaxoSmithKline presented ENABLE2 results for Promacta at the 47th European Association for the Study of the Liver (EASL) Annual Meeting in Barcelona, Spain.

•	Ligand Captisol® partner Onyx Pharmaceuticals announced the FDA Oncologic Drugs Advisory Committee (ODAC) will review Onyx’s Carfilzomib NDA on June 20, 2012.

•	Ligand licensed its DARA program to Retrophin.

•	Ligand licensed rights to an anti-inflammatory research program to Merck Serono.

•	Ligand entered into a Captisol agreement with Vertex Pharmaceuticals.

•	Ligand big pharma partners added two new clinical-stage Captisol-enabled programs to their development pipelines.

•	Ligand presented data from its successful Phase 2 trial of Captisol-Enabled®, Propylene Glycol-free Melphalan at the BMT Tandem Meetings in San Diego.

•	Ligand named Nishan De Silva, M.D., Vice President of Corporate Development.

2012 Operating Forecast

Affirming its previous 2012 financial forecast, Ligand expects total revenue to be approximately $30 million. Approximately one-half of 2012 revenue is forecasted to be derived from royalties, one-quarter from material sales and one-quarter from licensing payments. The amount of quarterly revenue will vary based on the timing of license payments and Captisol orders. Combined research and development and general and administrative expenses are projected to be approximately $25 million. Included in this expense guidance is approximately $6 million of non-cash expense items. Additionally, the Company expects to be profitable and cash-flow positive for the year.

Webcast and Conference Call

Ligand management will host a Webcast and conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. Investors can access the live Webcast along with slides through Ligand’s Web site at www.ligand.com.

To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until June 10, 2012 at 5:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. The account number is 361 and the passcode is 392830.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty revenue generating assets and coupling them to a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets, and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including diabetes, hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, anemia, asthma and osteoporosis. Ligand’s Captisol platform technology is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Eli Lilly & Company, Baxter International, Bristol-Myers Squibb, Celgene, Onyx Pharmaceuticals, Lundbeck Inc., The Medicines Company, Curis, Inc. and Rib-X Pharmaceuticals. Please visit www.captisol.com for more information on Captisol. For more information on Ligand, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not be profitable before the end of 2012, we may not receive the projected revenue from CyDex material sales of Captisol®, we may not be able to effectively integrate CyDex’s business into our current business, expected royalties on partnered products or from research and development milestones may not be received, and we and our partners may not be able to timely or successfully advance any product(s) in Ligand’s internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2012, that Ligand will deliver strong cash flow over the long term, that Ligand will realize the expected benefits of the acquisition of CyDex, that Ligand’s 2012 revenues at the levels or be broken down as currently anticipated or that Captisol sales will be sufficiently strong, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the Avinza and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share data)

	Three Months Ended March 31,
	2012	2011
Revenues:
Royalties	$3,060	$1,993
Material sales	667	1,019
Collaborative research and development and other revenues	1,909	884

Total revenues	5,636	3,896

Operating costs and expenses:
Cost of goods sold	155	525
Research and development	2,817	1,986
General and administrative	3,503	3,445
Lease exit and termination costs	(74)	(151)

Total operating costs and expenses	6,401	5,805
Amortization of deferred gain on sale leaseback	—	426

Loss from operations	(765)	(1,483)
Other income (expense), net	243	(2,074)
Income tax benefit	35	13,585

Income (loss) from continuing operations	(487)	10,028

Income from discontinued operations, net of taxes	1,871	4

Net income	$1,384	$10,032

Basic and diluted per share amounts:
Income (loss) from continuing operations	$(0.03)	$0.51
Discontinued operations	0.10	0.00

Net income	$0.07	$0.51

Weighted average number of common shares	19,709,078	19,623,249

LIGAND PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$11,294	$17,041
Accounts receivable	1,992	6,110
Inventory	1,345	1,301
Other current assets	3,015	1,581
Current portion of co-promote termination asset	5,898	6,197

Total current assets	23,544	32,230

Restricted cash and investments	1,341	1,341
Property and equipment, net	375	455
Goodwill and other identifiable intangible assets	71,749	72,331
Long-term portion of co-promote termination asset	14,226	15,255
Other assets	563	738

Total Assets	$111,798	$122,350

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	18,372	$27,446
Current portion of co-promote termination liability	5,898	6,197
Current portion of note payable	1,436	—
Bank line of credit	1,500	10,000

Total current liabilities	27,206	43,643
Long-term portion of co-promote termination liability	14,226	15,255
Long-term portion of deferred revenue	3,370	3,466
Long-term debt	26,435	20,286
Other long-term liabilities	21,318	22,710

Total liabilities	92,555	105,360
Common stock subject to conditional redemption	—	8,344
Stockholders’ equity	19,243	8,646

Total liabilities and stockholders’ deficit	$111,798	$122,350

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